Exhibit 99.1

Excel Trust Acquires Two More Properties for $70 million

SAN DIEGO, Oct 04, 2010 (BUSINESS WIRE) —

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), has acquired two properties for approximately $70 million. Since its initial public offering, Excel Trust has grown its portfolio to a gross asset value of approximately $303 million, not including properties under contract.

Brandywine Crossing and Rosewick Crossing — Brandywine and La Plata, MD (Washington D.C. Metropolitan Area). Excel Trust acquired these grocery anchored shopping centers on October 1, 2010 for approximately $70 million, excluding closing costs. Excel Trust estimates that the current net operating income of these properties is approximately $5.3 million. Built in 2009, Brandywine Crossing has 197,884 square feet of gross leasable area. The property is anchored by Safeway, JoAnn’s, Marshall’s, Costco (non-owned) and Target (non-owned). Built in 2008, Rosewick Crossing has 116,008 square feet of gross leasable area. The property is anchored by Giant Food and Lowe’s (non-owned). The average household income within a three mile radius is approximately $100,000 for both properties.

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company intends to elect to be treated as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2010. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. There can be no assurance that the properties identified will achieve the estimated net operating income. These risks include, without limitation: adverse economic or real estate developments in the retail industry or the markets in which Excel Trust operates; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; Excel Trust’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; Excel Trust’s inability to successfully complete real estate acquisitions or successfully operate acquired properties and Excel Trust’s failure to qualify or maintain its status as a REIT. For a further list and description of such risks and uncertainties that could impact Excel Trust’s future results, performance or transactions, see the reports filed by Excel Trust with the Securities and Exchange Commission, including its final prospectus relating to its initial public offering and quarterly reports on Form 10-Q. Excel Trust disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com